Exhibit 10.18

CONVERTIBLE NOTE MODIFICATION AGREEMENT

This Convertible Note Modification Agreement, dated this 30th day of July 2015 (the "Modification Agreement"), is by and between Data Call Technologies, Inc., a Nevada corporation with offices located at 700 South Friendswood Drive, Suite E, Friendwood, TX 77546 (the "Company") and Ammon Wengerd (the "Note Holder") and is related to a promissory note between the Company and the Note Holder dated July 21, 2009 in the principal amount of $50,000 (the "Promissory Note"). The Company and the Note Holder are sometimes referred to individually, as a "Party" and collectively, as the "Parties."

WHEREAS, the Company and the Note Holder entered into the Promissory Note on July 21, 2009 in the principal amount of $50,000 (the "Principal") together with accrued interest at the rate of ten (10%) percent per annum (the "Interest"); and

WHEREAS, the Company and the Note Holder entered into an addendum to the Promissory Note on July 13, 2013 (the "2013 Addendum"), which effectively modified the Promissory Note, effective June 1, 2013, to include conversion rights whereby the Principal together with accrued Interest was convertible into shares of the Company's common stock (the "Shares") at a price of $0.0001 per Share (the "Conversion Rights"); and

WHEREAS, the Company and the Note Holder, having determined that it is in the best interests of the Company, the Note Holder and the stockholders of the Company, of which the Note Holder is one, to eliminate the Conversion Rights from the Promissory Note as provided in the 2013 Addendum in their entirety.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, and in consideration of the promises and the mutual covenants hereinafter set forth, the Parties hereto hereby agree as follows:

Section 1. Modification of the Promissory Note: The Parties agree that the Promissory Note, subject to the 2013 Addendum, is hereby modified so that the Note Conversion Rights, including the Voluntary Conversion and Shares Issuable provisions included in the 2013 Addendum are rescinded and have no further force or effect.

Section 2. Maturity Date: The Maturity Date on the Promissory Note is hereby adjusted to June 30, 2016.

Section 3. Prepayment: The Company has the right to prepay the Principal and accrued Interest, in whole or in part, without penalty.

Section 4. In all other respects, the Promissory Note shall remain unchanged in any other respect.

DATA CALL TECHNOLOGIES, INC.                                     AMMON WENGERD (NOTE HOLDER)

/s/: Timothy E. Vance                                                                 /s/: Ammon Wengerg